EXHIBIT 21 (i)

SUBSIDIARIES

Wholly Owned Subsidiaries as of May 31, 2002

U.S. Precious Metals, Inc.

EXHIBIT10.2

Agreement

This agreement shall evidence certain terms and conditions set forth by and between American International Ventures (AIVN), its Board of Directors, Officers, and Jack Wagenti, hereinafter “AIVN” and Samuel G. Nunnemaker, Barry Downs, and Robert G. Carrington, hereinafter referred to as New Management Team (NMT).  As contemplated herein, the objective is to structure a corporate entity to acquire sub-economic gold and / or other natural resources which are likely to accumulate value through changes in market dynamics or economics, for example, a rise in gold prices to historic values of $380-$425 per ounce.

Therefore, be it known, to all whom it may concern, that in order to expedite the contemplated business of the parties hereto, on this 26th, day of April, 2002, the above specified parties did hereby enter into this binding agreement, as evidenced by their respective signatures below.

1)

AIVN will immediately, sell four million five hundred thousand (4,500,000) shares of AIVN common stock at a price of $0.0001 per share to the New Management Team, (Aggregate four million five hundred thousand [4,500,000] shares) upon the payment of four hundred fifty dollars ($450.00) to AIVN.  The New Management Team will receive 500,000 shares each.

     When two million ounces gold resource are acquired for AIVN one million shares of AIVN will be released to Robert G. Carrington and Samuel G. Nunnemaker (500, 000 shares each). When a total of four million ounces gold resource are acquired for AIVN one million shares of AIVN will be released to Robert G. Carrington and Samuel G. Nunnemaker (500,000 shares each).  When a total of six million ounces gold resource are acquired for AIVN one million shares of AIVN will be released to Robert G. Carrington and Samuel G. Nunnemaker (500, 000 shares each).

2)

Samuel G. Nunnemaker shall immediately be named President of AIVN, and on or before the contemplated AGM, scheduled to be held on June 12, 2002 in Reno, Nevada, Barry Downs will be appointed as Chief Executive Officer (CEO), and Robert G. Carrington will be appointed to the Board of Directors as Chairman of the Board of Directors of AIVN.

3)

Upon the appointment of Samuel G. Nunnemaker to the position of President of AIVN, each of the New Management Team, will endeavor, to the best of their ability to identify and  enter into good faith negotiations to acquire mineral property’s with published or identified resources.  It is generally intended that such published or identified resources will have been derived by independent third parties.

4)

It is understood by AIVN and all other interested and / or involved parties that the identification, negotiation, and acquisition of mineral properties shall be on a “Best Efforts” basis.  There can be no assurances given that the New Management will be successful in the acquisition of properties with published resources or that once acquired, such properties will become economic or marketable.  Further it will be necessary for AIVN to raise sufficient financing for working and operating capital to acquire and maintain the properties as well as a small warehouse/office facility to maintain the respective databases for each property.  Failure to procure such capital will limit New Management’s ability to successfully pursue the objective of acquiring mineral properties with identified resources.

       AMERICAN INTERNATIONAL VENTURES INC.

By: /s/ Barry Downs                                                                                  By:/s/ Robert Carrington

      Barry Downs

                    Robert G. Carrington

By: /s/ Samuel G. Nunnemaker                                                              By: /s/ Jack Wagenti

      Samuel G. Nunnemaker

        Jack Wagenti

Exhibit 31

CERTIFICATION

I, Jack Wagenti, certify that:

1. I have reviewed this annual report on Form 10-KSB of American International Ventures, Inc.;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. I am responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the "Evaluation Date"); and

c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: December 9, 2003

/s/ Jack Wagenti

Jack Wagenti

President and

Principal Financial Officer

EXHIBIT 32

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned officer of the registrant certifies, to the best of his knowledge, that the registrant's Annual Report on Form 10-KSB for the period ended May 2002 (the "Form 10-KSB") fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the Form 10-KSB, fairly presents, in all material respects, the financial condition and results of operations of the registrant.

Date: December 9, 2003

American International Ventures, Inc.

/s/ Jack Wagenti
Jack Wagenti

President and

Principal Financial Officer